Exhibit 99.1
Fiscal Quarter Ended
January 31,2010

Mass Megawatts Wind Power, Inc. Reports for Third Fiscal Quarter Ended January 31,2010

WORCESTER, MA., March 12,2010 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC bulletin Board: MMGW.OB) reports a net loss of one cent per share or $96,935 in the third quarter ending January 31,2010. In the same period last year , Mass Megawatts reported a net loss of three cents per share or $147,865 for the same quarter ending January 31,2009.

The Mass Megawatts wind power plant also known as the Multiaxis Turbosystem  has recently constructed an improved augmenter in the past year. The newest version of  the augmenter is an improvement of methods to increase wind velocity.  An augmenter increases the harnessed wind velocity in order to increase the power output.  The new augmenter technology reduces the cost for heavy and expensive components being required by earlier versions of an augmenter. Additionally, Mass Megawatts has continued to focus on other technologies related to its Furling System and Controller.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its stocktickerMAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com